Exhibit 10.4

EAGLE MATERIALS INC.

Non-Employee Directors — Compensation Summary

Effective August 2012 to July 2013

On an annual basis, each non-employee director of Eagle Materials Inc. (the “Company”) may select one of the following compensation packages for his or her performance of director services during the next 12 months:

(1)	total annual compensation valued at $150,000, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or

(2)	an equity grant valued at $170,000.

The grant date value of the equity grant under either alternative is allocated one-half to options to purchase common stock of the Company, par value $0.01 (“Common Stock”), and one-half to restricted shares of Common Stock.

In accordance with the terms of the Eagle Materials Inc. Incentive Plan (as in effect on the date of grant), the exercise price of the stock options is set at the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The number of option shares granted is determined as of the date of the grant by using the Black-Scholes method. All options will become fully exercisable if the recipient has remained in continuous service as a director from the date of grant through December 19, 2012 and shall have a ten-year term.

The restricted shares will be earned if the recipient remains a director through December 19, 2012. If they are earned, the shares will not become fully vested (unrestricted) until the recipient’s retirement from the Board. During the restriction period the director will have the right to vote the shares. In addition, if the service condition is satisfied, the director will also be entitled to cash dividends (including a payment equal to the dividends declared on Common Stock during the period from the award date through December 19, 2012) as and when the Company issues a cash dividend on the Common Stock.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board of Directors receives a fee $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold unvested restricted stock units (“RSUs”) granted as part of director compensation in prior fiscal years (which currently includes all directors other than Ed Bowman, Richard Stewart and David Quinn), these directors will receive dividend equivalent units as and when the Company issues a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.